Exhibit 6.38
                                 LEASE AGREEMENT

                                     Between

                              Dr. Arne Curt Berger
                                 Buchfinkenweg 9
                                 87527 Sonthofen
                               Fax: 040/2 80 64 99

                                                          -Lessor-

                                       and

                     IQ Battery Research & Development GmbH
            Erlenhof Park, Inselkammerstrasse 4, D-82008 Unterhaching
                              Fax: 089/61 44 83 40

                                                          -Lessee-


a lease agreement with the following terms is concluded:

ss. 1 Leased property:

1. The lessor is leasing to the lessee in 09227 Chemnitz/Einsiedel, Niederwaldstrasse 3, first floor, work-, office-, workshop and sanitary space covering an area of 508.50 m2 and, outside of the building, 10 parking spaces for cars, as shown in the enclosed area plan (enclosure 1) and plot plan (enclosure 2). The leased area is marked with a red line.

2. The outer areas of the property (within the leased space) are included in the lease. The lessee is entitled to install advertising material, such as signs or neon lighting and to embellish the outer areas as needed. The lessee has to obtain all permits required.

3. The leased property is at the lessee's disposal as seen. The lessee is informed about the condition of the leased property. In order to improve the use of the leased space and in accordance with the specifications (enclosure 3), the lessee is entitled to carry out or have carried out structural changes at his expense. All structural work to be performed by the lessor is stated in enclosure 4. All structural measures are to be performed in compliance with the respective DIN-standards, VOB part C, notes for suppliers, and the guidelines for associations and technical regulations.


(Signatures illegible)


                           Lessor                             Lessee
ss. 2 Lease purpose

1. The lease shall facilitate the business activities of the lessee (use of office space, laboratory work with workshop and storage).

2. It is the responsibility of the lessee to obtain all officially required permits for the use of the leased space, including the organization of the required personal or operational prerequisites. The lessee carries the costs attached to the compliance with official conditions resulting from his person or the nature of his business.

3. Further changes of the utilization require the lessor's consent in writing.


ss. 3 Term of lease and period of notice

1. The lease begins on 16.02.1999 and is concluded for the period of two years and 10 1/2 months (fixed lease term), that is until 31.12.2001.

2. The lease will be extended for another year unless it is terminated by one of the contracting parties prior to the end of the lease contract, subject to six months' notice.

3. All declarations regarding the notice of termination require the written form to be effective; a faxed notice is acceptable.

4. Decisive for timeliness is the delivery of the notice to the recipient.


ss. 4 Delivery of the leased space

1. For the time of the structural changes, the lessee may use the space free of charge. During the time prior to the start of the lease (ss. 3, item 1), the lessee will pay to the lessor a not accountable lump-sum for operational costs of monthly DM 700.00, plus 16% added value tax.

2. At the time of the delivery, a record will be made of the property's present state.

3. The lessee is entitled to have a personal locking device installed.

4. The lessee agrees to handle and maintain the leased space with care and to return it to the lessor upon the end of the leased term.


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                           Lessor                             Lessee
ss. 5 Rental costs

1.    The monthly rent for the leased property is for year 1 and 2
For office-, work-, and sanitary space (301.30 m2)                     DM 2,410.40 (DM 8.00)
For workshop and hallways (207.20 m2)                                           DM 1,243.20 (DM 6.00)
For 10 parking spaces                                                           DM 300
                                                                                ------
TOTAL                                                                           DM 3,953.60

Year 3 and the following years:
For office-, work-, and sanitary space (301.30 m2)                     DM, 3,013.00 (DM 10.00)
For workshop and hallways (207.20 m2)                                           DM 1,657.60 (DM 8.00)
For 10 parking spaces                                                           DM 300
TOTAL                                                                           DM 4,970.60


2. The added value tax needs to be added to the monthly rent.

3. The rent is payable in advance until the fifth working day of each month to the lessor's account
Bank:  Landesbank Berlin
Account no.:  2970009415
Banking route:  100 500 00

The first payment is due on 16.02.1999.

ss. 6 Stable value clause

If the cost-of-living index determined monthly in Germany by the Federal Statistical Office in Wiesbaden, and valued in the base year 1991 at 100 points, changes compared with the rate at the begin of the third lease-year or compared with the last rent adjustment according to this clause by more than 5%, the parties agree to negotiate a change of the rent payment that reflects the index-change. If the parties are unable to reach an agreement, the Chamber of Industry and Commerce in Chemnitz shall appoint an expert as arbitrator. The decision shall consider the change of the cost-of-living index in all private German households, which was valued in 1991 at 100 points. The expert's decision shall be binding for both parties. Both parties shall carry the cost of the proceedings in equal parts.

ss. 7 Heating and ancillary costs

1. According to this contract, heating and ancillary costs are the operational costs pursuant to enclosure 3, re: ss. 27, item 3 of the Second Calculation Provision in its currently valid form. The lessee carries the proportional costs of heating and ancillary costs for the leased and jointly utilized space.

(Signatures illegible)

                           Lessor                             Lessee

2. As far as possible, the lessee will conclude supply contracts directly with the public utilities and will make his own arrangements for direct payment. This does not apply for utility services which can be considered as operational costs pursuant to enclosure 3, re: ss. 27, item 3 of the Second Calculation Provision in its currently valid form.

3. The remaining operational costs will be, as far as possible, determined by separate meters or calculated in proportion to the leased area.

4. The formation of a tenants' association is planned. Rights and duties of members of such an association need to be set out in a separate agreement between the lessee, the respective association, and, if required, the lessor.

5. The lessee has to pay, in advance, the monthly amount of DM 1,017.00 (DM 2.00/m2), which includes DM 1.10/m2 heating costs) to cover above heating and ancillary costs. The amount of DM 1,017.00 plus the applicable added value tax, plus the due rent has to be paid into the lessor's account.

6. Heating and ancillary costs are settled once a year, with the cut-off date on December 31. The lessor has a period of six months from the respective cut-off date to settle the accounts.

7. Payment of arrears or refund of balances need to be settled within a month following the receipt of the statement. If the statement shows an amount outstanding, the lessor is entitled to adjust the amount of advance payment accordingly. If the statement shows an overpayment, the lessee is entitled to request an according reduction of the advance payment from the lessor.

ss. 8 Setting-off and right of retention

1. The retention right for rent or the set-off against rent can only be exercised with an uncontested or legally recognized counterclaim of the lessee.

2. In any case, the lessee needs to inform the lessor at least one month prior to the due date of the rent payment of his intention to exercise these rights.

ss. 9 Occupier's obligation to make the premises safe for persons and vehicles

1. For the duration of the lease, the lessee has the obligation to make the premises safe for persons and vehicles.

2. The lessor has the obligation to make the commonly used areas, including the yard and access road safe for persons and vehicles.

3. During the winter months, the lessee has the duty to remove ice and snow from the premises, including the strewing of ashes, salt, gravel etc. on icy pavements.


(Signatures illegible)

                           Lessor                             Lessee

4. The costs resulting from the compliance with the obligations stated under 2.) and 3.) are carried by the lessee in proportion to the areas used by him and the leasable total area and are included in the ancillary costs to be paid by the lessee (ss. 7).

ss. 10 Insurance

1. The lessor assures that the house and property, including the leased property, is covered by insurance against the usual angers (liability for house and property, joint building insurance). The lessor agrees to prove to the lessor immediately upon conclusion of this lease agreement, that he has in fact obtained the respective insurance coverage.

2. It is the lessee's responsibility to effect the usual business insurance, especially coverage for his equipment, in the appropriate amount. For burglary and housebreaking insurance and the water-damage insurance, the lessee has to obtain insurance coverage for damages at the leased property. The lessee carries the risk for broken glass.

ss. 11 Maintenance of the leased property

1. The lessee has to pay for any measures regarding the beautification of the leased space during the lease period.

2. All other repairs are carried by the lessee up to the amount of DM 300.00 plus added value tax, per individual case.

3. The lessor will pay for any roof and wall-repairs and maintenance, including the outer areas.

4. The lessee is liable for damages inside of the leased rooms and at the building, as well as damages to the leased space or to facilities and equipment that are part of the building, if these damages are the result of use contrary to the contract, and if these damages have been caused by the lessee, his vicarious agents, clients, sub-lessees, visitors, suppliers, handymen, etc.

5. The lessee has to inform the lessor immediately of any damage to the leased space, insofar as he is not obligated to remove the damage himself. The lessee is liable for any damage caused by his failure to report it in due time.

ss. 12 Sub-lease

With prior consent of the lessor, the lessee may sub-lease the property. The lessor must not withhold his consent without good reason.

ss. 13 Rent security/Bank guarantee

1. The lessee deposits a security in the amount of three monthly rent payments, e.g. DM 3,953.60 x 3 = DM 11.860.80 plus the applicable added value tax.


(Signatures illegible)

                           Lessor                             Lessee

2. The rent security can also be paid in form of a bank guarantee.

3. The rent security has to conform with the content of the form attached as enclosure 5; unlimited, irrevocable surety of a German bank or savings bank, payable upon first request by the lessor, waiving the plea of voidability, setting-off and the defense of failure to pursue remedies, and payable to the lessor until 16.02.1999.

4. In case the lessor rightfully uses the surety during the lease period, the lessee is obligated to replenish it immediately.

5. The security/surety is to be refunded when the lease period is terminated, all ancillary costs have been settled and the lessor does not have any more claims arising from the lease.

ss. 14 Structural changes performed by the lessor

1. Upon consultation with the lessee, the lessor is entitled to perform repairs and structural changes required for the maintenance of the building or the leased space, provided this does not disturb the lessee's business operation.

2. In case of imminent danger, the lessor does not need to obtain the lessee's consent.

3. Structural changes increasing the property's value do not entitle the lessor to increase the rent, unless these structural changes are performed upon the lessee's request.

4. Insofar as the lessee has to tolerate the work, he is not entitled to rent-deduction nor can he claim damages.

ss. 15 Structural changes performed by the lessee

1. The lessee can perform structural changes only after he has obtained the lessor's prior written consent. All changes need to support the contractual use of the leased space and must not jeopardize the building's static.

2. For all structural changes performed by the lessee and listed in enclosure 3, the consent is given at the time of the conclusion of this contract. The plot of the leased space following the structural changes performed by the lessee is shown in enclosure 3a.

3. The lessee carries the costs incurring through the work pursuant to item 1 and 2.

4. After the end of the lease term, the lessee is obligated to return the leased space to its original state, unless the lessor had agreed in writing already at the time of his consent to the structural changes that the lessee does not need to reverse the structural changes.


(Signatures illegible)

                           Lessor                             Lessee
ss. 18 Self-Information

This lease agreement is based on the information given by the lessee about himself in enclosure 6. If it becomes apparent that essential information provided by the lessee is not correct, the lessor is entitled to immediately rescind the contract. Basis and condition of this contract is the true and correct information provided by the lessee about his person.

ss.19 Final clause

1. Changes and amendments to this contract have to be applied in writing to be effective. This includes changes to this clause.

2. Should some provisions of this contract prove to be ineffective or should the contract be incomplete, this shall not affect the effectiveness of the remaining provisions. In such a case, the effective provision reflecting the intent and purpose of the ineffective clause shall replace it. In case of missing provisions, the clause reflecting the intent and purpose of this contract shall be considered as agreed.

3. The parties of this contract are familiar with the special legal requirements of writing, as set out in ss.ss.566, sentence 1, 126 BGB. They herewith mutually agree to perform acts and provide declarations at any time upon the other party's request that are necessary to comply with the legal requirement of writing and to not early terminate the lease contract pleading non-compliance with this legal requirement. This is applicable not only for the conclusion of the original/main contract, but also for any additional-supplementary contracts or amendments to this contract.

4. The lessor is granting the lessee in case of the lease of further areas on the same floor the right of first refusal, in correspondence with the respective right of preemption.

5. This contract is executed in two identical copies, with each contact party receiving one copy. Enclosures 1-6 form part of this contract.


ss. 20 Place of jurisdiction

Place of jurisdiction for disputes possible arising from this contract is Chemnitz.


ss.21 Term of legal commitment to the offer of contract for unilaterally signed leased contracts

If only one of the parties signs this lease contract and hands it to the other party, this is to be considered as an offer to conclude a lease contract, by which the offering party is bound for a period of two weeks.


(Signatures illegible)

                           Lessor                             Lessee